Exhibit 99.1

MEMO

DATE:	November 25, 2014

TO:	All NCPS & NPS Employees

FROM:	Anthony G. Petrello Chairman, President & Chief Executive Officer

RE:	Pending Combination with C&J Energy Services

As you may have heard, a hearing was held on Monday in the Delaware Court of Chancery regarding the proposed transaction between Nabors and C&J Energy Services. The purpose of this memo is to clear up any misinterpretations or concerns that may arise due to the news coverage of yesterday’s hearing.

In summary, the Delaware Court found that the nature of C&J’s pending transaction with Nabors required C&J’s Board of Directors to take additional steps in negotiating the transaction. The Court is now requiring C&J to solicit any competing proposals from potential buyers for 30 days.

In response to the ruling, C&J issued the following public statement this morning, “While we respect the Court’s process, we disagree with the Vice Chancellor’s findings and decision today, including his conclusion that under the circumstances of this transaction, the Board was obligated to solicit proposals to acquire the Company before executing the merger agreement, and we intend to immediately appeal to the Delaware Supreme Court on an expedited basis.” C&J further stated, “Our transaction with Nabors creates a diversified completion and production services provider and we believe it creates significant stockholder value. We remain committed to this transaction and focused on closing as soon as possible.”

While there are often unexpected complexities in any transaction of this size, we believe this issue can be addressed so that we can proceed with the planned combination. Furthermore, I want to assure you that Nabors remains fully committed to the proposed transaction.

Recognizing the usual regulatory requirements and the hard work required of our people, we advised everyone in the initial announcement that we expected the transaction to close in the fourth quarter of this year. As a result of yesterday’s ruling, that timing may be delayed. In the meantime, we will continue to take necessary steps to fulfill the regulatory process requirements. We also will proceed with integration planning activities. I am confident that each of you will continue working safely and will remain focused on the tasks at hand.

I understand that you may have questions about how this potential delay in closing will impact you. I encourage you to review the most recent frequently asked questions document, which covers how benefits coverage and bonus payouts will be handled regardless of when the transaction closes. Also, as we continue to work toward closing, we will continue to communicate with you and keep you informed.

As always, any media calls should be directed to Corporate Development. Please do not answer any questions or give any commentary about this transaction to any member of the media.

If you have additional concerns, I encourage you to contact your HR representative or send your questions to the AskC&J@cjenergy.com mailbox.

Thank you for your hard work and dedication. I wish you and your families a very happy Thanksgiving holiday.

Important Additional Information

In connection with the proposed transactions, Nabors Red Lion Limited (which will be renamed C&J Energy Services Ltd. as of the closing of the proposed transaction) (“Red Lion”) has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement of C&J Energy Services, Inc. (“C&J”) that also constitutes a preliminary prospectus of Red Lion. The registration statement has not been declared effective by the SEC, and the definitive joint proxy statement/prospectus is not currently available.  Each of Red Lion and C&J also plans to file other relevant documents with the SEC regarding the proposed transactions. This material is not a substitute for the final prospectus/proxy statement or any other documents the parties will file with the SEC. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to shareholders of C&J. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the registration statement, the definitive joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Red Lion and C&J with the SEC at the SEC’s website at www.sec.gov.  You may also obtain copies of the documents filed by Red Lion with the SEC free of charge on Nabors Industries Ltd.’s (“Nabors”) website at www.nabors.com, and copies of the documents filed by C&J with the SEC are available free of charge on C&J’s website at www.cjenergy.com.

Participants in the Solicitation

Red Lion, C&J and Nabors and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions.  Information about C&J’s directors and executive officers is available in C&J’s proxy statement dated April 10, 2014, for its 2014 annual meeting of shareholders.  Information about Nabors’ directors and executive officers is available in Nabors’ proxy statement dated April 30, 2014, for its 2014 annual meeting of shareholders.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from C&J and Nabors using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward-Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.